Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (Form S-8) of MicroVision, Inc. pertaining to the 2013 MicroVision, Inc. Incentive Plan of our reports dated March 8, 2016 relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph regarding a going concern emphasis) and the effectiveness of internal control over financial reporting, included in the Annual Report (Form 10-K) of MicroVision, Inc. for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Seattle, Washington

November 2, 2016